The information in this preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 7, 2019

October , 2019	Registration Statement Nos. 333-222672 and 333-222672-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Digital Notes Linked to the Least Performing of the American Depositary Shares, Each Representing One Preferred Share, of Banco Bradesco S.A., the American Depositary Shares, Each Representing One Preferred Share, of Itaú Unibanco Holding S.A. and the American Depositary Shares, Each Representing One Common Share, of Vale S.A. due January 9, 2020

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•

The notes are designed for investors who seek a fixed return of at least 27.00% at maturity if the Final Value of the least performing of the the American Depositary Shares, each representing one preferred share, of Banco Bradesco S.A., the American Depositary Shares, each representing one preferred share, of Itaú Unibanco Holding S.A. and the American Depositary Shares, each representing one common share, of Vale S.A., which we refer to as the Reference Stocks, is greater than or equal to its Strike Value.

•	Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.
•

The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

•	Payments on the notes are not linked to a basket composed of the Reference Stocks. Payments on the notes are linked to the performance of each of the Reference Stocks individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•

The notes are expected to price on or about October 7, 2019 and are expected to settle on or about October 9, 2019. The Strike Value of each Reference Stock has been determined by reference to the closing price of one share of that Reference Stock on October 4, 2019 and not by reference to the closing price of one share of that Reference Stock on the Pricing Date.

•	CUSIP: 48132FXD3

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $15.00 per $1,000

If the notes priced today, the estimated value of the notes would be approximately $975.60 per $1,000 principal amount note.  The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note.  See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 5, 2018 and the prospectus and prospectus supplement, each dated April 5, 2018

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Reference Stocks: As specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Contingent Digital Return: At least 27.00% (to be provided in the pricing supplement)

Strike Date: October 4, 2019

Pricing Date: On or about October 7, 2019

Original Issue Date (Settlement Date): On or about October 9, 2019

Observation Date*: January 6, 2020

Maturity Date*: January 9, 2020

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Value of each Reference Stock is greater than or equal to its Strike Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Contingent Digital Return)

If the Final Value of any Reference Stock is less than its Strike Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Stock Return)

If the Final Value of any Reference Stock is less than its Strike Value, you will lose some or all of your principal amount at maturity.

Least Performing Reference Stock: The Reference Stock with the Least Performing Stock Return

Least Performing Stock Return: The lowest of the Stock Returns of the Reference Stocks

Stock Return:

With respect to each Reference Stock,

(Final Value – Strike Value)
Strike Value

Strike Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Strike Date, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement.  The Strike Value of a Reference Stock is not the closing price of one share of that Reference Stock on the Pricing Date.

Final Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Observation Date

Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Strike Date.  The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock.  See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

PS-1 | Structured Investments

Digital Notes Linked to the Least Performing of the American Depositary Shares, Each Representing One Preferred Share, of Banco Bradesco S.A., the American Depositary Shares, Each Representing One Preferred Share, of Itaú Unibanco Holding S.A. and the American Depositary Shares, Each Representing One Common Share, of Vale S.A.

Key Terms Relating to the Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Strike Value
American Depositary Shares, each representing one preferred share, of Banco Bradesco S.A., no par value	BBD	$7.99
American Depositary Shares, each representing one preferred share, of Itaú Unibanco Holding S.A., no par value	ITUB	$8.23
American Depositary Shares, each representing one common share, of Vale S.A., no par value	VALE	$11.45

Hypothetical Payout Profile

The following table illustrates the hypothetical total return and payment at maturity on the notes linked to three hypothetical Reference Stocks.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  The hypothetical total returns and payments set forth below assume the following:

•	a Strike Value for the Least Performing Reference Stock of $100.00; and
•	a Contingent Digital Return of 27.00%.

The hypothetical Strike Value of the Least Performing Reference Stock of $100.00 has been chosen for illustrative purposes only and does not represent the actual Strike Value of any Reference Stock.  The actual Strike Value of each Reference Stock is the closing price of one share of that Reference Stock on the Strike Date and is specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement.  For historical data regarding the actual closing prices of one share of each Reference Stock, please see the historical information set forth under “The Reference Stocks” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table have been rounded for ease of analysis.

Final Value of the Least Performing Reference Stock	Least Performing Reference Stock Return	Total Return on the Notes	Payment at Maturity
$180.00	80.00%	27.00%	$1,270.00
$165.00	65.00%	27.00%	$1,270.00
$150.00	50.00%	27.00%	$1,270.00
$140.00	40.00%	27.00%	$1,270.00
$130.00	30.00%	27.00%	$1,270.00
$127.00	27.00%	27.00%	$1,270.00
$120.00	20.00%	27.00%	$1,270.00
$110.00	10.00%	27.00%	$1,270.00
$105.00	5.00%	27.00%	$1,270.00
$101.00	1.00%	27.00%	$1,270.00
$100.00	0.00%	27.00%	$1,270.00
$95.00	-5.00%	-5.00%	$950.00
$90.00	-10.00%	-10.00%	$900.00
$80.00	-20.00%	-20.00%	$800.00
$70.00	-30.00%	-30.00%	$700.00
$60.00	-40.00%	-40.00%	$600.00
$50.00	-50.00%	-50.00%	$500.00
$40.00	-60.00%	-60.00%	$400.00
$30.00	-70.00%	-70.00%	$300.00
$20.00	-80.00%	-80.00%	$200.00
$10.00	-90.00%	-90.00%	$100.00
$0.00	-100.00%	-100.00%	$0.00

PS-2 | Structured Investments

Digital Notes Linked to the Least Performing of the American Depositary Shares, Each Representing One Preferred Share, of Banco Bradesco S.A., the American Depositary Shares, Each Representing One Preferred Share, of Itaú Unibanco Holding S.A. and the American Depositary Shares, Each Representing One Common Share, of Vale S.A.

The following graph demonstrates the hypothetical payments at maturity on the notes for a sub-set of Least Performing Reference Stock Returns detailed in the table above (-50% to 50%).  We cannot give you assurance that the performance of the performance of the Least Performing Reference Stock will result in the return of any of your principal amount.

How the Notes Work

Upside Scenario:

If the Final Value of each Reference Stock is greater than or equal to its Strike Value, investors will receive at maturity the $1,000 principal amount plus a fixed return equal to the Contingent Digital Return of at least 27.00%, which reflects the maximum return at maturity.

•

Assuming a hypothetical Contingent Digital Return of 27.00%, if the closing price of one share of the Least Performing Reference Stock increases 10.00%, investors will receive at maturity a 27.00% return, or $1,270.00 per $1,000 principal amount note.

•

Assuming a hypothetical Contingent Digital Return of 27.00%, if the closing price of one share of the Least Performing Reference Stock increases 40.00%, investors will receive at maturity a 27.00% return, or $1,270.00 per $1,000 principal amount note.

Downside Scenario:

If the Final Value of any Reference Stock is less than its Strike Value, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value of the Least Performing Reference Stock is less than its Strike Value.

•

For example, if the closing price of one share of the Least Performing Reference Stock declines 60.00%, investors will lose 60.00% of their principal amount and receive only $400.00 per $1,000 principal amount note at maturity.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-3 | Structured Investments

Digital Notes Linked to the Least Performing of the American Depositary Shares, Each Representing One Preferred Share, of Banco Bradesco S.A., the American Depositary Shares, Each Representing One Preferred Share, of Itaú Unibanco Holding S.A. and the American Depositary Shares, Each Representing One Common Share, of Vale S.A.

Selected Risk Considerations

An investment in the notes involves significant risks.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal.  If the Final Value of any Reference Stock is less than its Strike Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Reference Stock is less than its Strike Value.  Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE CONTINGENT DIGITAL RETURN,

regardless of any appreciation of any Reference Stock, which may be significant.

•	YOUR ABILITY TO RECEIVE THE CONTINGENT DIGITAL RETURN MAY TERMINATE ON THE OBSERVATION DATE—

If the Final Value of any Reference Stock is less than its Strike Value, you will not be entitled to receive the Contingent Digital Return at maturity.  Under these circumstances, you will lose some or all of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes.  If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities.  Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements.  As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes.  If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes.  In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF ONE SHARE OF EACH REFERENCE STOCK —

Payments on the notes are not linked to a basket composed of the Reference Stocks and are contingent upon the performance of each individual Reference Stock.  Poor performance by any of the Reference Stocks over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any other Reference Stock.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK.
•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY REFERENCE STOCK.

PS-4 | Structured Investments

Digital Notes Linked to the Least Performing of the American Depositary Shares, Each Representing One Preferred Share, of Banco Bradesco S.A., the American Depositary Shares, Each Representing One Preferred Share, of Itaú Unibanco Holding S.A. and the American Depositary Shares, Each Representing One Common Share, of Vale S.A.

•	ANY PAYMENT AT MATURITY ON THE NOTES IS DETERMINED BY REFERENCE ONLY TO THE PRICE PERFORMANCE OF THE REFERENCE STOCKS —

The amount of any payment at maturity on the notes is based only on the price performance of the Reference Stocks relative to its Strike Price, without any exposure to dividends or other distributions on the Reference Stocks.  In particular, each American depositary share (“ADS”) of Banco Bradesco S.A. represents one preferred share of Banco Bradesco S.A. and each ADS of Itaú Unibanco Holding S.A. represents one preferred share of Itaú Unibanco Holding S.A.  Although holders of the preferred shares of Banco Bradesco S.A. and Itaú Unibanco Holding S.A. are generally entitled to receive higher dividends than holders of the common shares of Banco Bradesco S.A. and Itaú Unibanco Holding S.A., the notes do not provide any exposure to the dividends paid on the preferred shares, as passed on to holders of the ADSs of Banco Bradesco S.A. and Itaú Unibanco Holding S.A.  As a result, excluding dividends or distributions on the ADSs of Banco Bradesco S.A. and Itaú Unibanco Holding S.A. will likely exclude a significant portion of the overall performance of the ADSs of Banco Bradesco S.A. and Itaú Unibanco Holding S.A. and will reduce, possibly significantly, its performance.  While the notes do not provide any exposure to the dividends or distributions on the Reference Stocks, the prices of the Reference Stocks may decrease in correlation with any reduction in the distributions on the Reference Stocks, which may adversely affect the value of the notes and any payment on the notes.

•	NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —

We have not independently verified any of the information about any Reference Stock issuer contained in this pricing supplement.  You should undertake your own investigation into each Reference Stock and its issuer.  We are not responsible for any Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	RISKS ASSOCIATED WITH NON-U.S. COMPANIES —

Each Reference Stock has been issued by a non-U.S. company.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.

•	EMERGING MARKETS RISK —

Each Reference Stock has been issued by a non-U.S. company conducting its business in an emerging markets country (Brazil).  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

•

THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF THE ADSs OF BANCO BRADESCO S.A., ITAÚ UNIBANCO HOLDING S.A. AND VALE S.A. AND THE RIGHTS OF HOLDERS OF THE PREFERRED SHARES OF BANCO BRADESCO S.A., THE PREFERRED SHARES OF ITAÚ UNIBANCO HOLDING S.A. AND THE COMMON SHARES OF VALE S.A., RESPECTIVELY —

There are important differences between the rights of holders of the ADSs of Banco Bradesco S.A., Itaú Unibanco Holding S.A. and Vale S.A. and the rights of holders of the preferred shares of Banco Bradesco S.A., the preferred shares of Itaú Unibanco Holding S.A. and of the common shares of Vale S.A., respectively (we refer to these preferred shares and commons shares, as applicable, as the underlying stocks).  For example, the issuer of an underlying stock may make distributions in respect of that underlying stock that are not passed on to the holders of the applicable ADSs.  Any such differences between the rights of holders of an underlying stock and the rights of holders of the applicable ADSs may be significant and may materially and adversely affect the value of the applicable ADSs and, as a result, the notes.

•	THE ANTI-DILUTION PROTECTION FOR EACH REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock.  The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

PS-5 | Structured Investments

Digital Notes Linked to the Least Performing of the American Depositary Shares, Each Representing One Preferred Share, of Banco Bradesco S.A., the American Depositary Shares, Each Representing One Preferred Share, of Itaú Unibanco Holding S.A. and the American Depositary Shares, Each Representing One Common Share, of Vale S.A.

•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange.  Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.  You may not be able to sell your notes.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Digital Return.

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors.  The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates.  Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co.  This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Reference Stocks.  Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be

PS-6 | Structured Investments

Digital Notes Linked to the Least Performing of the American Depositary Shares, Each Representing One Preferred Share, of Banco Bradesco S.A., the American Depositary Shares, Each Representing One Preferred Share, of Itaú Unibanco Holding S.A. and the American Depositary Shares, Each Representing One Common Share, of Vale S.A.

different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.  See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-7 | Structured Investments

Digital Notes Linked to the Least Performing of the American Depositary Shares, Each Representing One Preferred Share, of Banco Bradesco S.A., the American Depositary Shares, Each Representing One Preferred Share, of Itaú Unibanco Holding S.A. and the American Depositary Shares, Each Representing One Common Share, of Vale S.A.

The Reference Stocks

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification.  Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement.  Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.  We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”) without independent verification.

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on October 4, 2019
American Depositary Shares, each representing one preferred share, of Banco Bradesco S.A., no par value	BBD	New York Stock Exchange	001-15250	$7.99
American Depositary Shares, each representing one preferred share, of Itaú Unibanco Holding S.A., no par value	ITUB	New York Stock Exchange	001-15276	$8.23
American Depositary Shares, each representing one common share, of Vale S.A., no par value	VALE	New York Stock Exchange	001-15030	$11.45

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

•

Banco Bradesco S.A., a Brazilian company, is a multiple service bank that offers a range of banking and financial products and services in Brazil and abroad to individuals, large, mid-sized, small and micro enterprises and local and international corporations and institutions.  Its products and services comprise banking operations such as loans and advances and deposit-taking, credit card issuance, purchasing consortiums, insurance, leasing, payment collection and processing, pension plans, asset management and brokerage services.

•

The principal operations of Itaú Unibanco Holding S.A., a Brazilian company, are: (i) commercial banking (including insurance, pension plan and capitalization products, credit cards, asset management and a variety of credit products and services for individuals, small and middle-market companies); (ii) corporate and investment banking; (iii) consumer credit (financial products and services to our non-accountholders); and (iv) operations with the market and corporations.

•

Vale S.A., a Brazilian company, is a metals and mining company that produces iron ore, iron ore pellets, nickel, manganese ore, ferroalloys, metallurgical and thermal coal, copper, platinum group metals, gold, silver and cobalt.  In addition, Vale S.A. operates logistics systems in Brazil and other regions of the world, including railroads, maritime terminals and ports, which are integrated with its mining operations and has a distribution center to support the delivery of iron ore worldwide.  Directly and through affiliates and joint ventures, Vale S.A. also has investments in energy and steel businesses.

Historical Information

The following graphs set forth the historical performance of each Reference Stock based on the weekly historical closing prices of one share of that Reference Stock from January 3, 2014 through October 4, 2019.  The closing prices above and below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical closing prices of one share of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Reference Stock on the Observation Date.  There can be no assurance that the performance of the Reference Stocks will result in the return of any of your principal amount.

PS-8 | Structured Investments

Digital Notes Linked to the Least Performing of the American Depositary Shares, Each Representing One Preferred Share, of Banco Bradesco S.A., the American Depositary Shares, Each Representing One Preferred Share, of Itaú Unibanco Holding S.A. and the American Depositary Shares, Each Representing One Common Share, of Vale S.A.

PS-9 | Structured Investments

Digital Notes Linked to the Least Performing of the American Depositary Shares, Each Representing One Preferred Share, of Banco Bradesco S.A., the American Depositary Shares, Each Representing One Preferred Share, of Itaú Unibanco Holding S.A. and the American Depositary Shares, Each Representing One Common Share, of Vale S.A.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your notes should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether investors in short-term instruments should be required to accrue income.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates.  Any difference

PS-10 | Structured Investments

Digital Notes Linked to the Least Performing of the American Depositary Shares, Each Representing One Preferred Share, of Banco Bradesco S.A., the American Depositary Shares, Each Representing One Preferred Share, of Itaú Unibanco Holding S.A. and the American Depositary Shares, Each Representing One Common Share, of Vale S.A.

may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co.  This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.  For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates.  Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances.  This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

PS-11 | Structured Investments

Digital Notes Linked to the Least Performing of the American Depositary Shares, Each Representing One Preferred Share, of Banco Bradesco S.A., the American Depositary Shares, Each Representing One Preferred Share, of Itaú Unibanco Holding S.A. and the American Depositary Shares, Each Representing One Common Share, of Vale S.A.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf
•	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.  As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-12 | Structured Investments

Digital Notes Linked to the Least Performing of the American Depositary Shares, Each Representing One Preferred Share, of Banco Bradesco S.A., the American Depositary Shares, Each Representing One Preferred Share, of Itaú Unibanco Holding S.A. and the American Depositary Shares, Each Representing One Common Share, of Vale S.A.